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                                                                    EXHIBIT 10.2
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[AMTECH CORPORATION LETTERHEAD APPEARS HERE]                       NEWS RELEASE

                                                           For immediate release
                                                     Contact: Beverly V. Fuortes
                                                             tel: (972) 733-6059
                                                             fax: (972) 733-6699
                                                           email:  invest@amtech
                                                web:  www.stockprofiles.com/amtc

                     UNOVA TAKES 13% EQUITY STAKE IN AMTECH
                          TECHNOLOGY ALLIANCE PLANNED


DALLAS -- November 3, 1997 -- Amtech Corporation (NASDAQ: AMTC) announced today that UNOVA, Inc. (NYSE: UNA) has purchased approximately 2.2 million newly issued unregistered shares of Amtech common stock in a transaction valued at $10 million. With approximately 16.9 million Amtech shares outstanding after the transaction, UNOVA's ownership in Amtech is approximately 13%.

UNOVA, which was split on October 31, 1997, from Western Atlas, Inc. (NYSE:WAI), is a $1.5 billion revenue company in the industrial automation market. UNOVA owns, among others, Intermec Technologies, Norand Corporation and UBI, which are leaders in the fields of automatic data capture via wireless LANs, handheld terminals, bar code equipment and other related technologies.

Amtech's president and chief executive officer, G. Russell Mortenson, said, "UNOVA and Amtech plan, as part of the transaction, to negotiate a series of joint technology development agreements to take advantage of Amtech's expertise in radio frequency identification (RFID) technology in broader applications market arenas, using UNOVA's channels to market. The two companies will cross license certain technologies, as well as embark on significant new product development activities funded in part by UNOVA's investment in Amtech. We are extremely pleased to have a strategic alliance with a quality partner like UNOVA," he concluded.

Amtech also announced the election of Michael E. Keane, senior vice president and chief financial officer of UNOVA, as a new director to fill a vacancy created by the resignations of Gary J. Fernandes and Elmer W. Johnson from Amtech's board of directors. With these changes, the board's size will be reduced to eight.

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Amtech Corporation is a leading global provider of systems and solutions using wireless data and security technologies. The Amtech Transportation Systems Group is the world's leading provider of wireless identification, tracking and monitoring technologies for the intelligent transportation industry. The Amtech Electronic Security Group is a global supplier of electronic access control and security management systems and products marketed under the Cotag International and Cardkey Systems brand names. For further investor information, visit Amtech's investor web site: http://www.stockprofiles.com/amtc.


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